EXHIBIT 99.4

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated balance sheet as of January 2, 2005 and the unaudited pro forma condensed consolidated statement of operations for the quarter ended January 2, 2005 are based on the consolidated financial statements of Rayovac and United as if the acquisition of United and the related transactions (together with the acquisition, the transactions) had occurred at October 1, 2003, after giving effect to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial data.

The unaudited pro forma condensed consolidated balance sheet as of January 2, 2005 has been derived from Rayovac’s unaudited consolidated balance sheet as of January 2, 2005 and United’s audited consolidated balance sheet as of December 31, 2004. The unaudited pro forma condensed consolidated statement of operations for the quarter ended January 2, 2005 has been derived from Rayovac’s unaudited consolidated statement of operations for the quarter ended January 2, 2005 and United’s consolidated statement of operations for the unaudited period October 1, 2004 through December 31, 2004. The unaudited pro forma condensed consolidated statements of operations exclude non-recurring items directly attributable to the United acquisition.

The unaudited pro forma condensed consolidated financial data are based on preliminary estimates and assumptions set forth in the notes to such information. Pro forma adjustments are necessary to reflect the estimated purchase price, the new debt and equity structure and to adjust amounts related to United’s assets and liabilities to a preliminary estimate of their fair values. Pro forma adjustments are also necessary to reflect interest expense and the income tax effect related to the pro forma adjustments.

The pro forma adjustments and allocation of purchase price are preliminary and are based on management’s estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual assets and liabilities of United that exist as of the date of the completion of the transactions. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial data. In addition, the impact of integration activities could cause material differences in the information presented.

The unaudited pro forma condensed consolidated financial data are presented for informational purposes only and have been derived from, and should be read in conjunction with, the consolidated financial statements of Rayovac and United, including the notes thereto. The pro forma adjustments, as described in the notes to the unaudited pro forma condensed consolidated financial data, are based on currently available information and certain adjustments that we believe are reasonable. They are not necessarily indicative of our consolidated financial position or results of operations that would have occurred had the transactions taken place on the dates indicated, nor are they necessarily indicative of future consolidated financial position or results of operations. Additional pro forma information as of and for the year ended September 30, 2004 has been filed with Rayovac’s amendment to the Current Report on Form 8-K/A filed on April 19, 2005.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of January 2, 2005

(in thousands)

	Rayovac Corporation (1)	United Industries (2)	Pro Forma Adjustments (3)			Rayovac & United Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$22,295	$8,357	$(30,000)	(a	)	$652
Receivables, net	337,887	85,432	—			423,319
Inventories	230,881	196,466	25,541	(b	)	452,888
Deferred income taxes and other current assets	81,980	19,612	2,151	(c	)	103,743

Total current assets	673,043	309,867	(2,308)			980,602
Property, plant and equipment, net	185,982	101,882	—			287,864
Goodwill	309,103	266,712	501,188	(d	)	1,077,003
Intangible assets, net	461,909	268,039	234,661	(e	)	964,609
Deferred income taxes	—	104,287	(104,287)	(f	)	—
Other assets	59,732	23,230	(6,208)	(g	)	76,754

Total assets	$1,689,769	$1,074,017	$623,045			$3,386,831

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$29,665	$27,734	$(27,430)	(h	)	$29,969
Accounts payable	182,152	65,734	—			247,886
Accrued liabilities	168,958	50,185	(13,202)	(h	)	205,941

Total current liabilities	380,775	143,653	(40,632)			483,796

Long term debt, net of current maturities	808,710	863,556	138,432	(h	)	1,810,698
Deferred income taxes	10,787	—	152,727	(i	)	163,514
Other non-current liabilities	112,317	7,745	—			120,062

Total liabilities	1,312,589	1,014,954	250,527			2,578,070
Minority interest in equity of consolidated subsidiary	1,349	—	—			1,349
Total shareholders’ equity	375,831	59,063	372,518	(j	)	807,412

Total liabilities and shareholders’ equity	$1,689,769	$1,074,017	$623,045			$3,386,831

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1)	Condensed consolidated balance sheet for Rayovac, as obtained from the Company’s quarterly report for the period ended January 2, 2005.
(2)	Condensed consolidated balance sheet for United, as obtained from its audited consolidated financial statements and footnotes for the period ended December 31, 2004.
(3)	The total estimated consideration as shown in the table below is allocated to the assets and liabilities of United as if the transactions had occurred on January 2, 2005. The allocation set forth below is preliminary. The unaudited pro forma condensed combined financial information assumes that the historical values of United’s current assets, current liabilities and property plant and equipment approximate fair value, except as adjusted, pending forthcoming appraisals, fixed asset valuations and other financial information.

The allocation of consideration to acquired assets is subject to the finalization of independent appraisals completed after the completion of the transactions. The actual amounts recorded when the independent appraisals are completed may differ materially from the pro forma amounts presented below (in thousands).

Total purchase price:

Issuance of Rayovac common stock	$439,175
Cash consideration	70,002
Assumption of United debt	890,086
Acquisition related costs	33,700

$1,432,963

Preliminary allocation of purchase price, reflecting the transactions:

Estimated adjustments to reflect assets and liabilities at fair value:
Historical value of assets acquired, excluding goodwill, as of January 2, 2005	$807,305
Historical value of liabilities assumed	(1,014,954)
Write-off of United deferred financing fees	(18,960)
Current deferred tax asset recognized in association with the write-off of United deferred financing fees	7,204
Adjustment to eliminate United bond premium	900
Inventory valuation	25,541
Current deferred tax liability recognized on inventory valuation	(9,706)
Write-off of United deferred tax assets associated with goodwill	(120,369)
Assumption of United debt	890,086
Incremental identified intangible assets	234,661
Incremental deferred tax liability on identified intangibles	(136,645)
Goodwill acquired (including $266,712 of pre-acquisition goodwill)	767,900

$1,432,963

(a)	Net change in cash after completion of the transactions.
(b)	Adjustment to the estimated purchase accounting valuation related to inventory.
(c)	Tax benefits associated with the anticipated write-off of Rayovac and United unamortized debt issuance costs and purchase accounting adjustments to inventory.
(d)	Estimated value of incremental goodwill associated with the transactions.
(e)	Estimated value of incremental intangible assets acquired in the transactions.
(f)	Write-off of existing deferred taxes on intangible assets.
(g)	Write-off of United unamortized debt issuance costs of $18,960 and Rayovac unamortized debt issuance costs of $12,248 related to debt to be refinanced less the estimated $25,000 of deferred financing costs to be incurred in connection with the transactions.
(h)	Net additional debt and accrued expenses incurred after repayment of United debt, $890,986, and accrued interest, $13,202, at January 2, 2005.
(i)	Represents deferred taxes recognized at a 38 percent rate on preliminary net assets acquired.
(j)	Reflects the following adjustments affecting equity:

Issuance of common stock (13,750 shares @ $31.94)	$439,175
Historical value of United net assets acquired	(59,063)
Rayovac debt financing cost write-off, net of tax	(7,594)

$372,518

Note: The stock price of $31.94 used in the calculation of the purchase price is based on a five day closing price average beginning two days prior to Rayovac’s announcement of the acquisition of United.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Quarter Ended January 2, 2005

(in thousands, except share and per share data)

	Rayovac (1) Corporation	United Industries (2)	Pro Forma Adjustments		Rayovac & United Pro Forma Combined
Net sales	$490,769	$145,722	$—		$636,491
Cost of goods sold	292,412	106,260	(10,385	)(3)	388,287

Gross profit	198,357	39,462	10,385		248,204
Operating expenses:
Selling, general and administrative expenses	137,124	45,012	9,322	(3)(4)	191,458

	137,124	45,012	9,322		191,458
Operating Income (loss)	61,233	(5,550)	1,063		56,746
Interest expense	16,955	14,188	1,334	(5)	32,477
Other (income) expense, net	(6)	55	—		49
Minority interest	(30)	—	—		(30)

Income (loss) from continuing operations before income taxes	44,314	(19,793)	(271)		24,250
Income tax expense (benefit)	16,385	(9,635)	(103	)(6)	6,647
Income (loss) from continuing operations	27,929	(10,158)	(168)		17,603

Net income/(loss)	$27,929	$(10,158)	$(168)		$17,603

Basic net income per common share	$0.82				$0.37

Weighted average shares of common stock outstanding	34,229,000				47,979,000

Diluted net income per common share	$0.79				$0.36

Weighted average shares in common stock outstanding	35,540,000				49,290,000

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(1)	Consolidated statement of operations for Rayovac, as obtained from the Company’s quarterly report for the period ended January 2, 2005.
(2)	Consolidated statement of operations for United, as derived from the Company’s audited consolidated financial statements and footnotes for the period ended December 31, 2004 and quarterly report for the period ended September 30, 2004.
(3)	Represents a reclassification of freight costs from cost of goods sold to selling, general and administrative expenses to conform with the accounting treatment for such costs by Rayovac Corporation.
(4)	Includes a reduction in amortization expense of approximately $1.1 million, to present projected amortization of identified intangibles. Intangible assets acquired included trade names, patents and customer relationships. The majority of acquired trade names have been assigned indefinite lives. Customer relationships have been assigned a 12 1/2 year life.
(5)	Represents increased interest expense associated with the debt issued and refinanced in connection with the transactions. The effect of a 0.125 percent change in the expected interest rate on the approximately $736 million of variable rate debt to be refinanced in connection with the transactions would be approximately $0.9 million.
(6)	Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma 2004 statutory tax rate of 38%.